Exhibit 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977
For Immediate Release
Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS REPORTS RECORD THIRD QUARTER 2006
FINANCIAL RESULTS

– Record Revenue of $226 Million vs. $209 Million in Prior Year –

– Record Diluted Earnings Per Share of $.71 vs. $.68 in Prior Year –

HOUSTON, TEXAS – February 1, 2006 – Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its third quarter and nine months ended December 31, 2005.

Revenue for the December quarter was $226.2 million, up 8% compared to $208.6 million a year ago. Net income for the December quarter was $9.9 million, or $.71 per diluted share, representing increases of 2% and 4% compared to net income of $9.7 million and diluted earnings per share of $.68 a year ago. Both revenues and diluted earnings per share this quarter were at a record level for Consolidated Graphics.

For the nine months ended December 31, 2005, total sales were $657.1 million, up 13% compared to $581.3 million for the same period a year ago. Net income for the first nine months of this year was $28.0 million, or $1.98 per diluted share, both representing increases of 16% compared to net income of $24.1 million and diluted earnings per share of $1.70 a year ago.

“We are very pleased to report December quarter results that exceeded our expectations,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Overall, our business continues to steadily grow and improve.  Our 8% revenue growth in the quarter is very strong considering that the year-ago period benefited from election-related printing totaling $13.0 million that did not recur in the current quarter.  Acquisitions and a 39% year-over-year increase in National Sales were the leading drivers of our top-line growth, enabling us to achieve operating leverage and expand our operating income margin to 7.7% in the December quarter from 7.4% in the September quarter.”

Mr. Davis added, “I am also pleased to report that we continue to be successful in our acquisition efforts.  In the December quarter, we completed the acquisition of Graphcom in Atlanta, announced a letter-of-intent to acquire Nies-Artcraft Printing in St. Louis, which we expect to complete very shortly, and grew our acquisition pipeline substantially.”

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Mr. Davis concluded, “For the March quarter, we project quarterly revenues to increase 11% from the prior year to $220 million, with diluted earnings per share increasing 17% to $.70.  These projected results do not include contribution from any acquisitions we may complete during the quarter, including Nies-Artcraft.”

Consolidated Graphics will host a conference call today, February 1, 2006, at 11:00 a.m. Eastern Time, to discuss its third quarter ended December 31, 2005 results. The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company. Through its coast-to-coast presence of 70 printing companies in 25 states, Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended December 31,		Nine Month Ended December 31,
	2005	2004	2005	2004
Sales	$226,204	$208,640	$657,112	$581,298
Cost of Sales	170,472	157,077	495,512	437,753
Gross Profit	55,732	51,563	161,600	143,545
Selling Expenses	23,325	21,232	67,868	60,458
General and Administrative Expenses	15,091	14,140	44,554	40,796
Operating Income	17,316	16,191	49,178	42,291
Interest Expense, net	1,449	1,083	4,239	3,879
Income before Taxes	15,867	15,108	44,939	38,412
Income Taxes	5,926	5,364	16,936	14,275
Net Income	$9,941	$9,744	$28,003	$24,137

Earnings Per Share
Basic	$.73	$.71	$2.04	$1.77
Diluted	$.71	$.68	$1.98	$1.70

Weighted Average Shares Outstanding
Basic	13,657	13,666	13,726	13,623
Diluted	14,093	14,258	14,146	14,180

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